Exhibit 99.1

APPRECIATE ANNOUNCES PRELIMINARY RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2023

MINNETONKA, Minn., Apr. 27, 2023 – Appreciate Holdings, Inc. (“Appreciate” or the “Company”) (NASDAQ: SFR), the parent holding company of Renters Warehouse (“Renters Warehouse”), a leading end-to-end Single-Family Rental (“SFR”) marketplace and management platform, today announced selected preliminary unaudited financial results for the first quarter of 2023.

The Company notes that the financial information described in this press release is preliminary and has not been audited or reviewed by the Company’s registered independent accountants. The Company’s reviewed financial statements as of and for the quarter ended March 31, 2023, will be reported in a quarterly report on Form 10-Q to be filed at a later date, and the information contained in this press release may change materially.

Q1 2023 Preliminary Unaudited Financial Results

•	Preliminary total revenue for the quarter was approximately $6.7 million, a decline of 3.7% compared to the first quarter of 2022. The decrease is primarily attributable to a decrease in transactions in the Company’s Marketplace segment, offset by strong growth in the Management segment.
•	Preliminary revenue of the Management segment was approximately $6.5 million, representing a growth of 29.7% over the corresponding figure for the first quarter of 2022. While both Retail and Institutional client categories experienced year-over-year growth, the increase was primarily driven by revenue from Institutional clients, which more than doubled compared to Q1 of 2022.
•	Preliminary revenue of the Marketplace segment for the first quarter was $0.2 million, a decline of 90.1% versus the prior year period. For reasons including continued rate hikes by the Federal Reserve and overall residential real estate market trends, overall market transaction volume remained depressed. This market trend, previously described in the announcement of the Company’s full year 2022 preliminary financial results, continued into 2023’s first quarter. Appreciate’s Management believes the described conditions are temporary.
•	Total managed property count as of March 31, 2023 was 8,274, excluding Franchise properties, an increase of 14.7% over the corresponding figure at March 31, 2022. Sequentially, property count increased 3.4% compared to the previous quarter ended December 31, 2022. The increase in the number of managed properties was primarily driven by growth in the Company’s Institutional business.
•	Preliminary Marketplace transactions for the first quarter totaled 25, a decrease of approximately 89.6% as compared the first quarter of 2022.
•	Preliminary total gross profit was approximately $3.1 million, a decrease of 3.6% compared to Q1 2022. The decrease was primarily due to the reduced transaction volume discussed above, offset by a 50.8% growth in gross profit from the Management segment over the first quarter of 2022.
•	Preliminary Q1 2023 adjusted EBITDA approximated to a loss of $1.7 million, compared to a loss of $0.3 million in the first quarter of 2022. This increased loss was primarily driven by public company operating expenses following the Company’s public listing in November.
•	Preliminary unrestricted cash & cash equivalents as of March 31, 2023 approximated $0.2 million, and preliminary total debt principal as of March 31, 2023 approximated $12.2 million.

About Appreciate

Appreciate, the parent holding company of Renters Warehouse, is a leading end-to-end SFR marketplace and management platform. The company offers a full-service platform for investing in and managing SFR properties, including a proprietary online marketplace and full-service brokerage teams in over 40 markets. For more information, visit appreciate.rent.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Our forward-looking statements include, but are not limited to, statements regarding our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “become,” “potential,” “predict,” “project,” “should,” “would,” “opportunity,” “mission,” “goal,” “positioned” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this press release are based on our current expectations and beliefs concerning future developments and their potential effects on us taking into account information currently available to us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks include, but are not limited to:

•	trends in the real estate industry, the real estate financing industry, movements in interest rates and Appreciate’s market size, including with respect to the potential total addressable market in the industry;
•	Appreciate’s growth prospects; new product and service offerings Appreciate may introduce in the future;
•	debt defaults and substantial service provider obligations and the need for or failure to obtain additional capital;
•	the price of Appreciate’s securities, including volatility resulting from changes in the highly competitive industry in which Appreciate operates and plans to operate, variations in performance across competitors, changes in laws and regulations affecting Appreciate’s business and changes in Appreciate’s capital structure;
•	the ability to implement business plans, forecasts, and other expectations as well as identify and realize additional opportunities;
•	and other risks and uncertainties indicated from time to time in filings made with the SEC.

These risks are not exhaustive. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, they could cause our actual results to differ materially from the forward-looking statements.

A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Gateway Investor Relations
Cody Slach, Ralf Esper
(949) 574-3860
SFR@gatewayir.com

Media Relations Contact:
Gateway PR
Zach Kadletz, Anna Rutter
(949) 574-3860
SFR@gatewayir.com